EXHIBIT 99.1

BOE Financial Services of Virginia, Inc. Reports 2nd Quarter Earnings

•	Net Income Increases 3.8%

•	Earnings Per Share Increases 3.3%

Tappahannock, VA, July 25, 2006/PR Newswire/ BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its wholly-owned subsidiary Bank of Essex, announced the results of operations for the second quarter of 2006. Net income for the second quarter of 2006 was $766,000, a 3.8% increase from 2005 second quarter income of $738,000. Fully diluted earnings per common share were $0.63 in the second quarter of 2006 compared to $0.61 in the second quarter of 2005. Tangible book value increased $1.28 to $21.98 per common share on June 30, 2006 compared to $20.70 on June 30, 2005.

This increase in quarterly earnings was primarily attributable to a $73,000 increase in noninterest income and a $69,000 increase in net interest income. Noninterest income was $450,000 in the second quarter of 2006 compared to $377,000 in the same period in 2005. Net interest income increased 2.8%, from $2,498,000 in the second quarter of 2005, to $2,567,000 in the second quarter of 2006. Additonally, the expense provision for loan losses decreased $50,000 for the second quarter of 2006 compared to the same period in 2005. Provision for loan losses was $25,000 for the second quarter of 2006 compared to the same period in 2005. Income tax expense was $211,000 for the second quarter of 2006 compared to $227,000 for the same period in 2005, a decrease of 7.0%, or $16,000. Offsetting these increases to net income was an increase of $179,000, or 9.7%, in noninterest expenses. Noninterest expenses were $2,017,000 in the second quarter of 2006 compared to $1,838,000 in the same period in 2005.

For the six month period ended June 30, 2006, BOE Financial Services of Virginia reported a 3.1%, or $45,000, increase in net income over the same period in 2005. Net income for the six months ended June 30, 2006 was $1,504,000 compared to six month earnings of $1,459,000 in 2005. This increase was primarily the result of a $137,000, or 2.8%, increase in net interest income. Net interest income was $5,063,000 for the first six months of 2006 compared to $4,926,000 for the same period in 2005.

George M. Longest, Jr., President and CEO stated: “All of us at BOE Financial Services are very pleased with earnings growth of 3.1% year-to-date and 3.3% in the second quarter in a rate environment that is very competitive for obtaining customer deposits. We are also very excited about the future of our company as we have moved into our new headquarters and retail office in Tappahannock. This beautiful facility is a compliment to the Town of Tappahannock and County of Essex and we look forward to serving our customers with value-added services and market drive products from this facility for many years.”

BOE Financial Services of Virginia, Inc. operates six full service Bank of Essex offices in Essex, King William, Hanover and Henrico counties. The Company has $270 million in total assets and offers a broad range of financial services to consumers and businesses. Contact: Bruce E. Thomas, Sr. Vice President/Chief Financial Officer (804)-443-4343.

Certain statements in the document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in BOE Financial Services of Virginia, Inc.’s filings with the Securities and Exchange Commission.

BOE	Financial Services of Virginia, Inc.
(Dollar	amounts in thousands, except per share data)
(Unaudited)

Balance Sheet

	6/30/2006	6/30/2005	Percent Change
ASSETS
Cash and due from banks	$8,306	$6,464	28.5%
Securities Held-to-Maturity	3,000	3,000
Securities Available-for-Sale	51,127	55,849	-8.5%
Equity Securities, Restricted	1,552	1,068	45.3%
Loans held for sale	—	469	-100.0%
Loans, net	186,138	171,615	8.5%
Premises and fixed assets, net	10,601	6,373	66.3%
Intangible assets, net	587	713	-17.7%
Other assets	9,321	7,603	22.6%

Total assets	$270,632	$253,154	6.9%

LIABILITIES
Deposits
Non-interest bearing	$27,338	$29,779	-8.2%
Interest bearing	196,259	183,131	7.2%

	223,597	212,910	5.0%
Federal funds purchased	2,708	4,437	-39.0%
Federal Home Loan Bank advances	12,000	5,000
Accrued interest payable	691	374	84.8%
Other liabilities	516	889	-42.0%
Trust preferred capital notes	4,124	4,124	0.0%

Total liabilities	$243,636	$227,734	7.0%

EQUITY CAPITAL
Common stock	$6,007	$5,967	0.7%
Surplus	5,340	5,149	3.7%
Retained earnings	16,107	13,919	15.7%
Accumulated other comprehensive income, net	(458)	385	-219.0%

Total equity capital	$26,996	$25,420	6.2%

Total liabilities and equity capital	$270,632	$253,154	6.9%

(Unaudited)	For the Quarter ended 6/30/2006	For the Quarter ended 6/30/2005	Percent Change

Income Statement
Interest income	$4,240	$3,526	20.2%
Interest expense	1,673	1,028	62.7%

Net interest income	$2,567	$2,498	2.8%
Provision for loan losses	25	75	-66.7%

Net interest income after provision for loan losses	$2,542	$2,423	4.9%

Noninterest income	$450	$377	19.4%
Securities gains	2	3	-33.3%
Noninterest expense	2,017	1,838	9.7%
Income taxes	211	227	-7.0%

Net income	$766	$738	3.8%

Earnings per share, fully diluted	$0.63	$0.61	3.3%

(Unaudited)	For the Six months Ended 6/30/2006	For the Six months Ended 6/30/2005	Percent Change

Income Statement
Interest income	$8,205	$6,876	19.3%
Interest expense	3,142	1,950	61.1%

Net interest income	$5,063	$4,926	2.8%
Provision for loan losses	125	150	-16.7%

Net interest income after provision for loan losses	$4,938	$4,776	3.4%

Noninterest income	$864	$733	17.9%
Securities gains	(29)	8	-462.5%
Noninterest expense	3,831	3,615	6.0%
Income taxes	438	443	-1.1%

Net income	$1,504	$1,459	3.1%

Earnings per share, fully diluted	$1.24	$1.21	2.5%
Tangible book value per share	$21.98	$20.70	6.2%